                                  (Dime Logo)



                                      Your

                                  PRIDE SHARES

                              Stock Option Program

INTRODUCTION

Pride Shares is Dime's new stock option program. This program captures the spirit of a successful Dime. The pride we bring to our work. Superior customer service. Teamwork. Consummate professionalism. A commitment to action.

The program does something else; something very special. It gives you an added opportunity to link your financial future to that of Dime. The program provides you with another way to own Dime common stock in addition to the opportunities available through the Employee Stock Purchase Plan and the Retirement 401(k) Investment Plan.

Pride Shares are stock options. They can increase your ownership stake in Dime. They can provide you with significant financial rewards based on Dime's business success, as measured by the value of its common stock. That success depends on the collective efforts of all of us, no matter where within the organization we work.

The program emphasizes performance. Dime's. Yours. It also calls for an enhanced perspective on the meaning of personal performance -- not just as an employee but as an owner. Throughout the year, Dime will provide information and training to help you see how your efforts impact the bottom line and how they help maximize the potential that the Pride Shares program provides.

This booklet contains information about the key features of the Pride Shares program. But learning about Pride Shares is the easy part. Making the most of the program requires that you keep a continuous focus on the importance of your position and its effect on Dime's future. The program has been built on the assumption that you look forward to being a partner in Dime's success, while adding to the pride we all share in the achievement of our goals.

                    DIME BANCORP, INC. PRIDE SHARES PROGRAM
                            Shares of Common Stock,
                Par Value $.01 Per Share, of Dime Bancorp, Inc.

       This Prospectus relates to shares of common stock, par value $.01 per share, of Dime Bancorp, Inc. ("Dime common stock" or "Dime stock"), which may be acquired from time to time by participants in the Dime Bancorp, Inc. Pride Shares Program who are employees of The Dime Savings Bank of New York, FSB or Dime Mortgage, Inc., or certain other related entities of Dime Bancorp, Inc.



            This document constitutes part of a Prospectus covering
                 securities that have been registered under the
                      Securities Act of 1933, as amended.


                  The date of this Prospectus is May 9, 1997.

                               DIME BANCORP, INC.
                              PRIDE SHARES PROGRAM

  TABLE OF CONTENTS

                                                        Page

  Objectives.............................................  4

  Eligibility............................................  4

  Annual Grants..........................................  4

  Exercising Your Options................................  6

  Example................................................  8

  Tax Matters............................................  9

  Summary................................................ 10

  Some Key Terms......................................... 10

  Other Important Terms and Conditions................... 12

OBJECTIVES
What you do -- and, more importantly, how well you do it -- makes a big difference in how Dime is rated by the financial community. That measurement is on-going. It happens every business day and is reflected in the value of Dime stock.

Pride Shares can reward you and your co-workers based on how well Dime scores in the marketplace. The objectives of the program are:

FIRST, to encourage each of us to think like an owner of Dime. Increasing employee stock ownership -- which Pride Shares can do -- should help Dime build on its many strengths.

SECOND, by encouraging you to think like an owner, Pride Shares helps support Dime's mission statement, which calls for us to become New York's premier "Hometown Bank" and a mortgage banking and consumer financial services company with a national reputation for excellence.

Dime believes that employees with a sense of ownership bring more energy and determination to the achievement of strategic business objectives than those who lack that linkage.

THIRD, to put more shares of Dime common stock in the hands of our employees -- in people like you. Through Pride Shares, you can help shape, as well as share, in the future success of Dime.


                                  STOCK VALUES

Many factors influence the value of a company's common stock -- inflation, or the threat of it, the general economic health of the country, the comments of financial writers. But one key factor is a solid track record -- i.e., the capability of generating sustained and solid earnings over time through the active involvement of a knowledgeable and committed workforce. Wall Street's measure of Dime is shaped each day by what we make happen every day through the work we do.


ELIGIBILITY

If you are a full-time salaried or commission-based employee of The Dime Savings Bank of New York, FSB or Dime Mortgage, Inc.,/1/ you are eligible to participate in the Pride Shares program. For purposes of determining the option grants under the program, commission-based employees shall be treated like salaried employees. Hourly employees of the Bank and Dime Mortgage are also eligible as explained on the next page.

ANNUAL GRANTS

There will be three annual grants of stock options under the Pride Shares program. The first is scheduled to take place on or about May 15, 1997. The other two grants should follow approximately one year apart in 1998 and 1999.


----------
/1/At the discretion of Dime Bancorp, Inc.'s Board of Directors, employees of Dime's subsidiaries may be eligible to participate in the program. Participants in the Senior Officer Long-Term Incentive Plan, however, are not eligible to participate in the program.

How many options you receive -- and when -- depends on your employee status. If you are a salaried employee on May 1, 1997, your initial grant of options will be for 150 shares. The next grant of options in 1998 will also be for 150 shares. In year three (1999), the grant of options will be for 200 shares. The total number of options granted over the three-year cycle for each salaried employee who is employed for all three years will be for 500 shares.

Hourly employees will also receive three grants. The timing will be the same. The number of Pride Shares will be different. Hourly employees will receive options to purchase half as many shares as salaried employees.

Individuals hired after either the initial grant or the second annual grant is made will be eligible to participate in the program. Those hired after the first annual grant will be eligible to receive the second and third annual grants, while those hired after the second annual grant may receive the third annual grant, provided they meet the eligibility requirements on the annual grant date. The number of Pride Shares options actually granted to you will depend on whether you are an eligible salaried or hourly employee on the date of each grant.


The following table summarizes the timing and amount of Pride Shares stock option grants for salaried and hourly employees.

           PRIDE SHARES STOCK OPTION GRANTS
-------------------------------------------------------
               PROPOSED  SALARIED EMPLOYEES    HOURLY
                TIMING                       EMPLOYEES
-------------------------------------------------------
1ST GRANT      May 1997      150 shares      75 shares
-------------------------------------------------------
2ND GRANT      May 1998      150 shares      75 shares
-------------------------------------------------------
3RD GRANT      May 1999      200 shares      100 shares
-------------------------------------------------------
                TOTAL        500 shares      250 shares
-------------------------------------------------------

Each Pride Shares option grant gives you the right to buy a share of Dime common stock at some future date at a preset price. For the first grant, this preset price, called the "exercise price," will be the closing price of Dime common stock as reported on the New York Stock Exchange on the date of the first grant.

There is no way now of knowing the future value of your Pride Shares. It can be a lot, a little, or nothing at all. It all depends on the price of a share of Dime common stock when you receive the grant compared to the market price of each share when you buy it. For example, if the grant has an exercise price of $15 per share and you exercise your option when the market price of Dime common stock is $20, you are effectively buying the stock at a $5 per share discount. You can then hold on to the shares or sell them for an immediate pre-tax gain of $5 per share. It's that gain, that growth, that brings the value of this program home to you. However, if the price never goes above $15, your option has no value.

EXERCISING YOUR OPTIONS

When you exercise your Pride Shares options, you make use of your right to purchase shares of Dime common stock. Your option becomes exercisable when it "vests."

Each grant of options under the Pride Shares program vests for those then employed by Dime when the market value of Dime common stock reaches a certain target price and the closing price of the stock on the New York Stock Exchange stays at or above that target price for five consecutive trading days. We expect that the target price for the initial grant of Pride Shares this May will be approximately $5.00 per share higher than the exercise price and will be set close to the date of grant. It will be communicated to you at that time. (There will be a new target price for each succeeding grant.)

The grants will also vest automatically under the following circumstances - provided that in each circumstance you are then employed by Dime - even if the price of Dime common stock fails to close at or above its target price for five consecutive trading days: five years after the date of the grant; at retirement; if you become disabled; upon your death; or upon the occurrence of certain change in control events.

Once your Pride Shares options vest, you have a number of choices.

 . You can exercise your option. If you choose to do so, you get to pick both the number of shares of Dime common stock you wish to purchase (subject to certain minimum amounts) and the method of exercise. The following table shows the two exercise methods available under the program.

 . You can defer the exercise of your option. If you do, you can exercise your option at any later date, as long as you do so before the option expires, which will generally be 11 years after the date of the grant.


                                 EXERCISE TIPS

The exercise period is the time you have to exercise your options. How long it lasts depends on whether you are an active or terminated employee.

 . While actively employed -- once your grant vests, you have 11 YEARS from the date of the grant to exercise your shares.

If your employment has terminated, the exercise period is linked to the reason you left.

 . Termination because of disability, retirement, or death -- you or your beneficiary have up to THREE YEARS from your last day at work to exercise your options (or 11 years from the grant date, whichever occurs first).

 . Termination for any other reason (except for cause) -- to the extent you are then vested in your option grant, you have up to ONE YEAR from the day you leave to exercise your options (or 11 years from the grant date, whichever occurs first).

 . Termination for cause -- all options held upon a termination for cause will automatically be canceled and forfeited in full.

There is no need to exercise all your eligible options at once, but you must exercise at least 75 at one time. Should your remaining options, based on prior exercises, total less than 75, you must exercise all you have left if you choose to exercise any at all.

Of course, once your Pride Shares options vest, you bear the market risk of changes in Dime's stock price. If the market price of Dime common stock continues to appreciate, your financial gain when you exercise your options will be greater. If, however, the market price declines, you may get less. And if it were to go below the exercise price, there would be no value.


--------------------------------------------------------------------------------
                          PRIDE SHARES OPTION EXERCISE
--------------------------------------------------------------------------------
          METHOD                                PROCEDURE/2/
--------------------------------------------------------------------------------

Cash                         You write one check for the purchase price of the
You pay for and take         stock; another check for applicable withholding
possession of the shares.    taxes. You make both checks payable to Dime
You can hold on to them      Bancorp, Inc. and send them to the attention of
or sell them.                the Executive Compensation Administrator,
                             Compensation Section of the Human Resources
                             Department at EAB Plaza, 10th Floor, Uniondale, NY
                             11556. Dime will arrange for a stock certificate to be sent to you to evidence your ownership.

--------------------------------------------------------------------------------

Cashless/3/                  You obtain a Cashless Exercise Form from the Human
You exercise your option     Resources Department, and you send the completed
but do not take              form back to the Human Resources Department during
possession of the shares.    the exercise week. The proceeds of the sales, less
You don't pay any cash       withholding for taxes and reasonable brokerage
out of your pocket to do     fees, are then distributed by check (generally the
this. Your shares are        next pay day).
immediately sold and the
exercise price is taken      You may also be able to make a cashless exercise
from the proceeds. The       through your personal stock broker. You may want
remainder cash (less         to check with your broker as to costs and program
applicable taxes and         terms.
brokerage fees) is paid
to you.
--------------------------------------------------------------------------------

/2/ The minimum number of Pride Shares options that may be exercised at one time is generally 75.

/3 /Complete details on Dime's Cashless Exercise Program, including the
  Exercise Periods set for 1997, are available from the Human Resources Department.
--------------------------------------------------------------------------------

EXAMPLE

Let's assume that you are a salaried employee, your initial Pride Shares option grant has an exercise price of $15 and a target price of $20, and the closing price of Dime common stock stays at $20 or higher for five consecutive trading days. The Dime stock you could buy with your 150 Pride Shares options is now worth $3,000 (150 shares x $20). If you were to exercise all of your Pride Shares options, it would cost you $2,250 (150 shares x $15). That gives you a pre-tax "paper" profit of $750; "paper" because you have not yet sold the shares you receive upon exercise. But if you do, that's what you would get, less applicable brokerage fees. It's a "paper" profit until you actually sell the shares. But note, you will have taxable income equal to the "paper" profit whether or not you sell the shares purchased.

However, assume that you choose to defer the exercise of your option. Let's further assume Dime's stock price continues to rise. It hits $25 a share. You decide to exercise all your eligible Pride Shares options using the cash method. Here's what happens.


--------------------------------------------------------------------------------
 Fair market value of the shares                                         $3,750
 acquired upon exercise
 (150 shares x $25 a share)
--------------------------------------------------------------------------------
 Exercise price of your Pride Shares
 (150 shares x $15 a share)
 You send in a check for this amount                                    -$2,250
--------------------------------------------------------------------------------
 Your pre-tax gain on your initial                                       $1,500
 Pride Shares grant upon exercise
--------------------------------------------------------------------------------
 Withholding taxes (estimate)*
 You send in a separate check for this amount                             $ 630
--------------------------------------------------------------------------------
 Your after-tax gain on the exercise                                      $ 870
--------------------------------------------------------------------------------
 Number of shares you now own                                               150
--------------------------------------------------------------------------------

* Assumes a combined tax rate of 42%. Your actual withholding may vary.

You now own 150 shares of Dime common stock. The stock is worth $3,750. You paid $2,250 for it. What you do next is up to you. You can sell the shares or, if you anticipate an even higher price and a bigger profit for example, keep them. (Of course, there is always the risk that the price could go down.) Once you exercise your option, you own the shares. You can keep the shares as long as you like, transfer them to anyone you wish, or sell them.

While you own the shares, you will receive any dividends that are paid on Dime common stock. There are voting rights, too, once you exercise. (Unexercised Pride Shares options do not receive dividends or have voting rights.) In short, you have the same financial opportunities (and risks) as any other shareholder. But that's not all.

You have something else. As an employee and shareholder, you are even more a part of Dime's team because you are even more of an active partner in Dime's success. There is no room for financial bystanders within the ranks of Pride Shares participants. Only players. Key players driven by Dime pride.

TAX MATTERS

There is no federal income tax that you need pay when you receive your Pride Shares option grant. Your right to exercise these options and purchase shares of Dime common stock at some future date for a potential profit is not taxable.

However, you will incur tax when you exercise your option. You will also incur tax when you sell your shares of Dime common stock if the selling price exceeds your "tax basis" in the shares, which is generally their fair market value when you exercise the option. (Under the Cashless Exercise Program, taxes are automatically withheld; if you use the cash method of exercising your options, you must pay the applicable withholding taxes.)

The following table provides a few brief tax highlights that may be of interest to you. Please note, however, that tax laws are complex and can change. They do not affect everyone the same way. So, you might consider consulting a tax advisor before you exercise your options and before you sell the Dime stock you purchase under the program.


--------------------------------------------------------------------------------
                                TAX HIGHLIGHTS
--------------------------------------------------------------------------------
                EVENT                                TAX LIABILITY
--------------------------------------------------------------------------------
Receive your Pride Shares options       None
 grant
--------------------------------------------------------------------------------
Exercise your Pride Shares options      You owe income tax on the "spread"
                                        (or difference) between the exercise
                                        price for your Pride Shares options
                                        and the fair market value of Dime
                                        common stock on the date you
                                        exercise. The "spread" amount will be
                                        considered taxable compensation and
                                        will be included in your Form W-2.
                                        The federal, state, and local taxes
                                        collected by Dime will be reported as
                                        taxes withheld on Form W-2 for the
                                        year in which you exercise your
                                        options.
--------------------------------------------------------------------------------
Sell your shares                        You pay tax on the gain or recognize
                                        a tax loss based on the difference
                                        between the fair market value of Dime
                                        common stock on the date of exercise
                                        of your Pride Shares options (your
                                        "tax basis") and the price at which
                                        you sell the shares. If you hold the
                                        shares for more than one year after
                                        exercise, your gain will generally
                                        qualify for favorable long-term
                                        capital gains tax treatment.
--------------------------------------------------------------------------------

SUMMARY

Pride Shares is an important enhancement to Dime's compensation program. But it's not just another opportunity to make more money. What makes it different is how that extra money can be earned, where it comes from, and why.

The extra money comes from the increase in shareholder value; from the potential rise in the price of Dime common stock. The stock reflects what the market thinks of Dime as a whole; its current strengths, its future potential, and on how well it performs generally.

Performance is people. People like you and other people in your department or down the hall. People who meet and work with the public, those who do research, handle administration, purchasing, government relations -- each of us and everyone together who make Dime what is and what it will be.

Dime pride. Pride Shares. It's a program that reflects our strengths and potential and the people who are part of Dime's winning team.


================================================================================

SOME KEY TERMS

As a Pride Shares program participant, you should be familiar with the following terms. Knowing what they mean will add to your understanding of how the new Pride Shares program works. It will also help you comprehend various financial reports related to the value of your Pride Shares.

Closing        The price of Dime common stock at the close of trading on the
Stock Price    New York Stock Exchange.

Dime           A unit of ownership of Dime Bancorp, Inc. Owning a share of
common         common stock provides voting rights and dividends (if any) to
stock          its holder.

Exercise When you exercise the Pride Shares options granted to you, you purchase shares of Dime common stock. You can exercise your annual grant when the closing stock price reaches a level at least equal to a specified target price for five consecutive trading days or upon the occurrence of certain other events.


Exercise       The exercise price of your Pride Shares options will be equal to
Price          the closing price of Dime common stock on the grant date of your
               Pride Shares options.

Fair Market    It is the closing price, on any given trading day, of Dime
Value          common stock on the New York Stock Exchange. The fair market value is used to determine your gain when you exercise your Pride
               Shares option and the gain or loss when you sell the shares of Dime common stock you have purchased.

Gain The difference, or "spread," between the exercise price of your Pride Shares option and the fair market value (as defined above) of Dime common stock when you exercise. It is also the difference between the sale price when you eventually sell your Dime stock and your tax basis (as defined below) in that stock. Or, if you exercise your Pride Shares option through the Dime Cashless Exercise Program, your net gain is the difference between the exercise price and the sales price of Dime common stock sold under that program.

Grant Date   The day you receive your Pride Shares options grant. There will be three annual grants under the program. The first is scheduled to take place on or about May 15, 1997. The second grant is expected to occur in May 1998; the third and final grant is expected to occur in May 1999. The exact dates for the second and third grants will be announced later.

Shareholder  Whoever owns shares of Dime common stock. When you exercise your
             Pride Shares option, you will have full shareholder rights to the shares of Dime common stock that you purchase (unless, of course, you have immediately sold these shares pursuant to the Cashless Exercise Program).


Stock        The right to buy shares of stock in the future at a predetermined
Option       price. You always know how much the stock will cost to buy when you exercise the option because the exercise price is set at the time the option is granted.

Target       A price for Dime common stock that is set just before a Pride
Price        Shares option grant is made. If the closing price of Dime common stock on the New York Stock Exchange is equal to or greater than this price for five consecutive trading days, the Pride Shares option grant will vest. The target price for the three annual grants will be set before each grant is made.

Tax          The fair market value of the Dime common stock you purchase if
Basis        you exercise your Pride Shares option by paying cash and take possession of the shares. When you later sell the shares, the tax basis is used to calculate your gain (or loss) and your tax liability for that transaction.

Vesting When your Pride Shares options vest, you will then have the right to purchase shares of Dime common stock by exercising those options.

OTHER IMPORTANT TERMS
AND CONDITIONS

ADMINISTRATION OF THE PROGRAM

The Pride Shares stock option program will be administered by the Benefits Committee of Dime Bancorp, Inc. (the "Committee"). Members of the Committee consist of certain senior officers of Dime, who can be appointed or removed at any time by the Chief Executive Officer of Dime Bancorp, Inc. (the "Company"). As the administrators of the program, the Committee has the authority to construe and interpret the terms and conditions of the Pride Shares program, to prescribe and rescind rules and procedures relating to the program, and to make all other determinations necessary or advisable for the administration of the program. Any determinations or interpretations made regarding the program by the Committee pursuant to its authority are final and conclusive. The Committee may appoint agents as it may deem necessary to assist in carrying out its duties under the program. Any questions regarding the program may be directed to the Committee. The Committee's address is c/o Dime Bancorp, Inc., 589 Fifth Avenue, New York, New York 10017 (Telephone No. (212) 326-6170).

CHANGE IN CONTROL EVENTS

For purposes of determining the vesting of Pride Shares options under the program, a "change in control event" is any of the following events: (i) the merger, consolidation or reorganization of the Company or The Dime Savings Bank of New York, FSB (the "Bank") with any other entity (or the issuance by the Company or the Bank of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary of the Bank or the Company with any other entity) whether or not such merger, consolidation or reorganization shall have been affirmatively recommended to the Company's stockholders or the Bank's stockholders by action of the Company's or Bank's Board of Directors, respectively, other than such a merger, consolidation or reorganization which would result in the voting securities of the Company or the Bank (as the case may be) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 65% of the combined voting power of the voting securities of the Company or the Bank (as the case may be) or such other entity outstanding immediately after such merger, consolidation or reorganization; (ii) the approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank, respectively, or of an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company's assets or the Bank's assets; (iii) the acquisition of more than 35% of the voting power of the Company or the Bank by any person or entity or any persons or entities acting as a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) the occurrence of any circumstance having the effect that directors nominated by the Governance and Nominating Committee of the Company's or Bank's Board of Directors cease to constitute a majority of the authorized number of directors of the Company or the Bank, respectively; (v) the conversion or exchange of Dime common stock into or for securities other than Dime common stock unless provisions have been made for the Pride Shares options then outstanding to be continued in effect under the program following such conversion or exchange on substantially similar terms and conditions; (vi) the dissemination of a proxy statement soliciting proxies from Company stockholders by someone other than the Company seeking stockholder approval of an event described in (i) above; or
(vii) the publication or dissemination of an announcement of action intended to result in an event described in (iii) or (iv) above.

COMMON STOCK AVAILABLE
UNDER THE PROGRAM

The stock which may be purchased upon the exercise of options granted under the Pride Shares program is shares of Dime common stock. The total number of shares of Dime common stock available for purchase under the Pride Shares program is 2,000,000 shares. Shares of Dime common stock offered under the program will be newly issued shares or treasury shares as determined by the Company.

ASSIGNMENT

The options granted under the Pride Shares program may not be sold, transferred or assigned and are exercisable only by a participant in the program, except in the case of death.

ADJUSTMENTS FOR CHANGES
IN DIME COMMON STOCK

In the event of any change in Dime common stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, subdivision, combination or exchange of shares, the number and kind of shares of Dime common stock available for purchase under the program and the number of shares subject to outstanding options, the amounts to be paid by participants and the target price with respect to outstanding grants will be appropriately adjusted by the Committee as it, in its sole discretion, deems reasonable under the circumstances.

NO RIGHT TO EMPLOYMENT

Nothing in this Prospectus or in the Pride Shares program infers a contract of employment between Dime and any of its employees or otherwise interferes with Dime's right to terminate any employee's employment with Dime.

AMENDMENT OR DISCONTINUANCE
OF THE PROGRAM

The Pride Shares program may be amended, discontinued or terminated at any time by the Board of Directors of the Company (the "Board") or by the Compensation Committee of the Board. The Committee may also make necessary or appropriate amendments to the program to facilitate the administration, management, or interpretation of the program, provided that any such amendment does not materially increase the cost to the Company of maintaining the program.

OTHER LAWS

The program is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and does not constitute a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

RESTRICTIONS ON RESALE OF
DIME COMMON STOCK

Generally, there are no restrictions under the program on the resale of Dime common stock acquired under the program. However, under the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, resales of Dime common stock acquired under the Pride Shares program by certain officers or employees of the Company and its subsidiaries who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the Commission, pursuant to the provisions of Rule 144 issued under the Act, or pursuant to another exemption from registration provided in the Act. There are no restrictions imposed by the Commission on the resale of Dime common stock acquired under the Pride Shares program by persons who are not affiliates of the Company.

ADDITIONAL RESTRICTIONS

Under the Company's Amended and Restated Certificate of Incorporation, any sale, transfer, assignment, conveyance, pledge or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose of (a "Transfer") legal or beneficial ownership of Dime common stock prior to January 14, 1998 (the "Release Date"), or any attempted Transfer of Dime common stock under any agreement entered into prior to the Release Date, will be prohibited and deemed null and void to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (i) any individual, corporation, estate, trust, association, company, partnership or similar organization (a "Person") or group of Persons would become a 5-percent stockholder of the Company for purposes of Section 382 of the Code, or (ii) the percentage of stock ownership of any 5-percent stockholder of the Company would be increased (a "Prohibited Transfer"). This prohibition of Transfers will not apply to any Transfer (i) that has been approved in advance by the Board, which approval may be withheld only if, in the judgment of the Board, such Transfer may increase the risk that the use of the Company's net operating loss carry forwards, tax losses recognized in the future, or other tax attributes will be limited, or (ii) made in compliance with exceptions provided by the Board in resolutions duly adopted from time to time. (See the description of Dime common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 10, 1995.)

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act, and accordingly files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Additionally, such reports, proxy statements, and other information should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10004. The Company files certain reports with the Commission electronically. The Commission maintains a Website that contains reports, proxy and information statements, and other information regarding companies that file such reports, proxies, and other information with the Commission electronically, and the address of such Website is (http://www.sec.gov).

A copy of the Company's most recent annual report to stockholders will be furnished, without charge, to any employee upon written request to the Secretary of the Company. The principal executive offices of the Company are located at 589 Fifth Avenue, New York, New York 10017, and its telephone number is (212) 326-6170.

The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Act with respect to the Dime common stock offered under the program. This Prospectus does not contain all the information set forth in the Registration Statement, which includes this Prospectus and the related exhibits that the Company has filed with the Commission under the Act, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE

The following documents filed by the Company with the Commission are incorporated in this Prospectus:

   (i) The description of the common stock contained in the Company's Registration Statement on Form 8-A filed on January 10, 1995;

   (ii) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

   (iii)  The Company's Current Report on Form 8-K filed on April 23, 1997; and

   (iv)   The Company's Current Report on Form 8-K filed on April 25, 1997.

All reports and proxy statements filed by the Company on its behalf and on behalf of the Pride Shares program pursuant to Section 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is determined to be incorporated by reference herein modifies or supersedes such statement.

The Company will provide without charge to each person, including any beneficial owner of Dime common stock, to whom this Prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents) and any other document required to be delivered to employees pursuant to Rule 428(b) under the Act. Written or telephone requests for such copies should be directed to the Company at 589 Fifth Avenue, New York, New York 10017, Attention: Corporate Secretary (Telephone No. (212) 326-6170).

Statements contained in this Prospectus regarding the contents of any document referred to are brief summaries of portions thereof and are not complete. Wherever reference is made to such document as being an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by such reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, THE OFFICE OF THRIFT SUPERVISION (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), OR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION, THE OTS, THE FDIC, OR ANY SUCH OTHER AGENCY OR COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF DIME AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

No person is authorized to give any infor-
mation or to make any representations, other
than those contained in this Prospectus and
in other documents relating to the Pride
Shares program delivered to participating
employees and filed with the Securities and
Exchange Commission, in connection with
the offer made by this Prospectus, and if
given or made, such information or repre-
sentations must not be relied upon as having
been authorized by the Company. Neither
the delivery of this Prospectus nor any sale           DIME BANCORP, INC.
made hereunder shall, under any circum-
stances, create an implication that there has
been no change in the affairs of the Com-
pany or its subsidiaries since the date hereof.
This Prospectus is not an offer to buy any
securities other than those specifically of-
fered hereby nor is it an offer or solicitation        --------------------
in any jurisdiction to any person to whom it           PROSPECTUS
is unlawful to make such offer or solicitation         --------------------
in such jurisdiction. Persons who are
deemed to be "affiliates" of the Company
under the Securities Act of 1933 may reoffer
or resell shares of Dime common stock ac-
quired pursuant to the Pride Shares program
only pursuant to the registration provisions
of such Act or an exemption therefrom, in-
cluding Rule 144.                                      May 9, 1997